MARCO INVESTMENT MANAGEMENT, LLC
                              300 Financial Center
                             3343 Peachtree Road, NE
                                Atlanta, GA 30326

                                December 15, 2004

                                Letter Agreement

To:      Unified Series Trust
         431 North Pennsylvania Street
         Indianapolis, Indiana  46204

Dear Ladies and Gentlemen:

      You have engaged us to act as the sole investment adviser to the Marco Targeted Equity Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees on December 13, 2004 (the "Agreement").

      From the effective date of the Agreement through December 31, 2006, we hereby agree to reimburse the Fund's operating expenses, but only to the extent necessary to maintain the Fund's total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.50% of its average daily net assets for each period.

                                        Very truly yours,

                                        Marco Investment Management, LLC


                                        By:
                                            /s/ Steven S. Marco
                                            ------------------------------------
                                            Steven S. Marco, Managing Member


                                   Acceptance

The foregoing is hereby accepted.

                                        UNIFIED SERIES TRUST


                                        By:  /s/ Freddie Jacobs, Jr.
                                             -----------------------------------
                                             Freddie Jacobs, Jr., Secretary